UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 15, 2016 (April 11, 2016)
Date of Report (Date of earliest event reported)

Caesars Acquisition Company
(Exact name of registrant as specified in its charter)

Delaware	001-36207	46-2672999
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)
One Caesars Palace Drive
Las Vegas, Nevada 89109
(Address of principal executive offices) (Zip Code)

(702) 407-6000
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Caesars Interactive Entertainment, Inc. Liquidity Plan Payments

On April 11, 2016, the Human Resources Committee of the Board of Directors of Caesars Acquisition Company (the "HRC") approved a payment under the Caesars Interactive Entertainment, Inc. Liquidity Plan (the “CIE Plan”). The CIE Plan is designed to provide liquidity to eligible holders of CIE shares, options and warrants. For purposes of the CIE Plan, an eligible individual is any employee, consultant or service provider of CIE or its affiliates. The CIE Plan is administered by the HRC and can be amended or terminated by the HRC at any time. The CIE Plan was previously filed as Exhibit 10.1 to the Current Report on Form 8-K dated as of February 14, 2014.

The Committee approved the purchase of owned shares and/or shares underlying stock options under the CIE Plan for the following named executive officers. The purchase price was $17,370 per share, which was the fair market value of the shares of common stock of Caesars Interactive Entertainment, Inc. (the “Shares”), as determined by the HRC as of March 31, 2016. While under the Plan there is no requirement that the party accepts the offer to purchase, each of Messrs. Garber, Abrahams, and Cohen accepted CIE’s offer to purchase the owned shares and/or shares underlying the stock options.

Name	Owned Shares and/or Shares Underlying Stock Options	Payment Amount
Mitch Garber	322.4505	$5,089,397.47
Craig Abrahams	82.7458	$1,306,018.33
Michael Cohen	25.2827	$399,049.50

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 15, 2016	CAESARS ACQUISITION COMPANY

By: /s/ Craig J. Abrahams
Craig J. Abrahams
Chief Financial Officer